EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Progressive Gaming International Corporation
Las Vegas, Nevada
We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (File Nos. 33-73506, 333-07441, 333-30525, 333-30605 and 333-120327) and on Form S-3 (File Nos. 333-69450, 333-110623, 333-127977 and 333-129443) of Progressive Gaming International Corporation of our reports dated March 28, 2006 relating to the consolidated financial statements and the effectiveness of Progressive Gaming International Corporation’s internal control over financial reporting, which included an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of a material weakness, which appear in the Company’s Annual Report on Form 10-K.
/s/ BDO Seidman, LLP
Los Angeles, California
March 28, 2006